SUBSIDIARIES OF EYEMAKERS, INC.


The subsidiaries of the Company are:

1. Optical Resource Management, Inc., which was incorporated in the state of Texas on July 22, 1994.

2. Budget Opticals of America, Inc., which was incorporated in the state of Texas on July 29, 1987.